EXHIBIT H
                         SUB-ADVISORY AGREEMENT

                  SUB-ADVISORY AGREEMENT, dated _______________, 1999, between Fischer Francis Trees & Watts, Inc., a New York corporation (the "Adviser") and Fischer Francis Trees & Watts, a corporation organized under the laws of the United Kingdom (the "Sub-Adviser").

                  In consideration of the mutual agreements herein made, the parties hereto agree as follows:

                  1. Attorney-in-Fact. The Adviser appoints the Sub-Adviser as its attorney-in-fact to invest and reinvest the assets of the Worldwide-Hedged Portfolio (the "Portfolio") of FFTW Funds, Inc. (the "Fund"), as fully as the Adviser could do. The Sub-Adviser hereby accepts this appointment.

                  2. Duties of the Sub-Adviser. (a) The Sub-Adviser shall be responsible for coordinating with the Adviser in managing the investment portfolio of the Portfolio, including, without limitation, providing investment research, advice and supervision, determining with the Adviser which portfolio securities shall be purchased or sold by the Portfolio, purchasing and selling securities on behalf of the Portfolio and determining with the Adviser how voting and other rights with respect to portfolio securities of the Portfolio shall be exercised, subject in each case to the control of the Board of Directors of the Fund (the "Board") and in accordance with the objectives, policies and principles of the Portfolio set forth in the Registration Statement, as amended, of the Fund, the requirements of the Investment Company Act of 1940, as amended, (the "Act") and other applicable law. In performing such duties, the Sub-Adviser shall provide such office space, and such executive and other personnel as shall be necessary for the operations of the Portfolio. In managing the Portfolio in accordance with the requirements set forth in this paragraph 2, the Sub-Adviser shall be entitled to act upon advice of counsel to the Fund, counsel to the Adviser or counsel to the Sub-Adviser.

                  (b) Subject to Section 36 of the Act, the Sub-Adviser shall not be liable to the Adviser or the Fund for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Portfolio and the performance of its duties under this Agreement except for losses arising out of the Sub-Adviser's bad faith, willful misfeasance or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Fund's Registration Statement under the Act and the Securities Act of 1933 except for information supplied by the Sub-Adviser for inclusion therein about the Sub-Adviser. The Adviser agrees to indemnify the Sub-Adviser for any claims, losses, costs, damages, or expenses (including fees and disbursements of counsel, but excluding the ordinary expenses of the Sub-Adviser arising from the performance of its duties and obligations under this Agreement) whatsoever arising out of the performance of this Agreement except for those claims, losses, costs, damages and expenses resulting from the Sub-Adviser's bad faith, willful misfeasance or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

                  (c) The Sub-Adviser and its officers may act and continue to act as investment advisers and managers for others (including, without limitation, other investment companies), and nothing in this Agreement will in any way be deemed to restrict the right of the Sub-Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others will not be deemed to violate or give rise to any duty or obligation to the Fund.

                  (d) Except as provided in Paragraph 5, nothing in this Agreement will limit or restrict the Sub-Adviser or any of its officers, affiliates or employees from buying, selling or trading in any securities for its or their own account or accounts. The Adviser acknowledges that the Sub-Adviser and its officers, affiliates or employees, and its other clients may at any time have, acquire, increase, decrease or dispose of positions in investments which are at the same time being acquired or disposed of for the account of the Portfolio. The Sub-Adviser will have no obligation to acquire for the Portfolio a position in any investment which the Sub-Adviser, its officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, if in the sole discretion of the Sub-Adviser, it is not feasible or desirable to acquire a position in such investment for the account of the Portfolio.

                  3. Expenses. The Sub-Adviser shall pay all of its expenses arising from the performance of its obligations under this Agreement except as provided in Section 2(b) of this Agreement.

                  4. Compensation. (a) As compensation for the services performed and the facilities and personnel provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay to the Sub-Adviser promptly at the end of each calendar month, a fee, calculated on each day during such month, at an annual rate of 0.40% of the Portfolio's average daily net assets. The Sub-Adviser shall be entitled to receive during any month such interim payments of its fee hereunder as the Sub-Adviser shall request, provided that no such payment shall exceed 50% of the amount of such fee then accrued on the books of the Adviser and unpaid.

                  (b) If the Sub-Adviser shall serve hereunder for less than the whole of any month, the fee payable hereunder shall be prorated.

                  (c) For purposes of this Section 4, the "average daily net assets" of the Portfolio shall mean the average of the values placed on the Portfolio's net assets on each day pursuant to the applicable provisions of the Fund's Registration Statement, as amended.

                  5. Purchase and Sale of Securities. The Sub-Adviser shall purchase securities from or through and sell securities to or through such persons, brokers or dealers as the Sub-Adviser shall deem appropriate in order to carry out the policy with respect to the allocation of portfolio transactions as set forth in the Registration Statement of the Fund, as amended, or as the Board may direct from time to time. The Sub-Adviser will use its reasonable best efforts to execute all purchases and sales with dealers and banks on a best net price basis. Neither the Sub-Adviser nor any of its officers, affiliates, or employees will act as principal or receive any compensation from the Portfolio in connection with the purchase or sale of investments for the Portfolio other than the fee referred to in Paragraph 4 hereof.

                  6. Term of Agreement. This Agreement shall continue in full force and effect until two years from the date hereof, and will continue in effect from year to year thereafter if such continuance is approved in the manner required by the Act, provided that this Agreement is not otherwise terminated. The Sub-Adviser and the Adviser may terminate this Agreement at any time, without payment of penalty, upon 60 days' written notice to any other party hereto. The Fund may terminate this Agreement with respect to the Portfolio at any time, without payment of penalty, on 60 days' written notice to the Sub-Adviser by vote of either the Board or a majority of the outstanding stockholders of the Portfolio. This Agreement will automatically terminate in the event of its assignment (as defined by the Act).

                  7. Fee Waivers. The Sub-Adviser agrees to waive all or a portion of its fee to the extent necessary to meet the expense cap stated in the Fund's Registration Statement, as amended, based on a formula whereby the Adviser, Sub-Adviser and Administrator share in the waiving of fees on a pro rata basis (based on their relative fee schedules) so long as the Adviser and Administrator continues to voluntarily waive its fees.

                  8. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require or to impose any duty upon either of the parties to do anything in violation of any applicable laws or regulations.

                  IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

ATTEST                            FISCHER FRANCIS TREES & WATTS


By:                               By:
Simon G. Hard                     General Manager


ATTEST                            FISCHER FRANCIS TREES & WATTS, INC.


By:                               By:
Stephen Francis                   Stephen P. Casper
                                  CFO

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